Adjournment of Special Shareholder Meetings of ARPS Holders to Thursday, September 6, 2012

BOSTON (August 31, 2012) — MFS® California Municipal Fund (NYSE: CCA), MFS® High Income Municipal Trust (NYSE: CXE), and MFS® Municipal Income Trust (NYSE: MFM) (each an “Adjourned Fund”) each announced the adjournment of a special meeting of its holders of Municipal Auction Rate Cumulative Preferred Shares (“ARPS”) to permit the continued solicitation of additional votes. The purpose of the special meetings is for the ARPS holders of each Adjourned Fund to vote on whether to amend each Adjourned Fund’s bylaws to replace Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), with Fitch, Inc. (“Fitch”) as a rating agency for the Fund’s ARPS and make other noted changes as described in the Notice of Special Meeting and Proxy Statement dated August 9, 2012. The adjourned special meetings will be held at 4:00 p.m., Eastern Time, on Thursday, September 6, 2012, at the offices of MFS Investment Management, 500 Boylston Street, Boston, Massachusetts 02116.

Please contact Warren Antler of AST Fund Solutions, the Funds’ proxy agent, at 212-400-2605, or at wantler@astfundsolutions.com, with any questions or to vote on the proposal.

Special Meetings for ARPS Holders of MFS® High Yield Municipal Trust (NYSE: CMU) and MFS®

Investment Grade Municipal Trust (NYSE: CXH) Held on August 31, 2012

MFS® High Yield Municipal Trust (NYSE: CMU) and MFS® Investment Grade Municipal Trust (NYSE: CXH) (each, a “Fund”) each announced today that at a special meeting of its ARPS holders, the proposal to amend each Fund’s bylaws to replace S&P with Fitch as a rating agency for the Fund’s ARPS and make other changes was approved by each Fund’s ARPS holders. The by-law amendments for each Fund will become effective following the issuance of a rating on each Fund’s ARPS by Fitch, subject to consideration by the Board of Trustees of each Fund of the rating by Fitch.

Annual Meeting Scheduled for October 31, 2012

As previously announced by MFS® California Municipal Fund (NYSE: CCA), MFS® Charter Income Trust (NYSE: MCR), MFS® Government Markets Income Trust (NYSE: MGF), MFS® High Income Municipal Trust (NYSE: CXE), MFS® High Yield Municipal Trust (NYSE: CMU), MFS® InterMarket Income Trust I (NYSE: CMK), MFS® Intermediate High Income Fund (NYSE: CIH), MFS® Intermediate Income Trust (NYSE: MIN), MFS® Investment Grade Municipal Trust (NYSE: CXH), MFS® MultiMarket Income Trust (NYSE: MMT), MFS® Municipal Income Trust (NYSE: MFM), and MFS® Special Value Trust (NYSE: MFV) (each, an

“MFS Closed End Fund” and together, the “MFS Closed End Funds”), the Annual Meeting of Shareholders for each MFS Closed End Fund will be held on October 31, 2012, at the offices of MFS Investment Management, 500 Boylston Street, Boston, MA 02116, to consider the election of Trustees. Holders of record of common shares and preferred shares of the MFS Closed End Funds at the close of business on September 5, 2012, are entitled to vote at the annual meeting and any adjournments or postponements thereof.

MFS Investment Management® (MFS®) manages $285.0 billion in assets as of July 31, 2012. The company traces its origins to 1924 and the creation of America’s first mutual fund.

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This release is not a prospectus, circular or representation intended for use in the purchase or sale of fund shares. Shares of the funds are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the funds involve investment risk, including possible loss of principal. For more complete information about each fund, including risks, charges, and expenses, please see the fund’s annual and semi annual shareholder report.

The funds are closed-end funds. Common shares of the funds are only available for purchase/sale on the NYSE at the current market price, except MFS California Municipal Fund, which is available for purchase/sale on the NYSE/AMEX at the current market price. Common shares may trade at a discount to NAV.

MFS Investment Management

500 Boylston St., Boston, MA 02116

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Contacts:

MFS Shareholders or Financial Advisors (investment product information):

Proxy Agent: AST Fund Solutions, Warren Antler, 212-400-2605, wantler@astfundsolutions.com

MFS Investment Management: Justin Miller, 800-343-2829, ext. 57702

Media Only:

John Reilly, 617-954-5305, or Dan Flaherty, 617-954-4256